Exhibit 4.1

RECIPIENT _________________________

SUBSCRIPTION INSTRUCTIONS

By accepting delivery of this Subscription Agreement, you agree to return it and all related documents you receive to ImmuDyne, Inc. if you decide not to subscribe to purchase the securities offered. Distribution of the subscription materials to any person other than the person named above (or to individuals retained to advise him, her or it with respect thereto) is unauthorized, and any reproduction thereof or the divulgence of any of their contents without the prior written consent of ImmuDyne, Inc. is prohibited.

Investors interested in making an investment in ImmuDyne, Inc. should:

(1)	date, sign and complete the information requested on the signature page to the attached Subscription Agreement,

(2)	complete and sign the accompanying Certificate of Accredited Investor Status,

(3)	submit a check for the Subscription Amount made payable to ImmuDyne, Inc. to the address indicated in (4) below or transmit funds via wire to the following account:

____________________ Bank

ABA:  _______________

For Credit to:  ImmuDyne, Inc.

Account No.:  ______________________

(4)	send all completed documents to:

ImmuDyne, Inc.

50 Spring Meadow Road

Mt. Kisco, New York 10549

Attn: Mr. Mark McLaughlin

Phone (U.S.): 914-244-1777

Phone (International): +1 914-244-1777

Fax (U.S.): 914-244-8576

Fax (International): +1 914-244-8576

ATTENTION SUBSCRIBERS: NO SUBSCRIPTION WILL BE ACCEPTED UNLESS ALL DOCUMENTATION PRESCRIBED HEREIN IS FULLY COMPLETED AND EXECUTED. ANY MATERIALS RECEIVED THAT ARE INCOMPLETE IN ANY RESPECT WILL BE RETURNED BY THE SELLER.

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (the “Agreement”) dated as of the date set forth below by and between ImmuDyne, Inc., a Delaware corporation (the “Seller”), and the undersigned (the “Subscriber”), sets forth certain representations, covenants and agreements between Seller and Subscriber, with respect to the offering (the “Offering”) for sale by Seller of up to 3,000,000 shares of Stock, par value $.01 per share (the “Stock”), and warrants to purchase up to 1,500,000 shares of Stock (the “Warrants”). The Warrants are paired with the Stock on the basis of one Warrant for every two shares of Stock purchased, are exercisable at any time prior to the third anniversary of their issuance at $0.40 per share and are otherwise subject to the terms and conditions set forth in the form of Warrant attached hereto as Exhibit B.

1.          Subscription. Subject to the terms and conditions hereof, Subscriber hereby irrevocably subscribes for and agrees to purchase from Seller the number of shares of Stock and Warrants (collectively, the “Units”) set forth under its name on the signature page hereto at a purchase price of $0.17 per Unit (the “Offering Price”). In reliance upon the representations and warranties of Subscriber contained herein, Seller agrees to sell such Units to Subscriber at the Offering Price upon the acceptance of the subscription as evidenced by the execution of this Agreement by an officer of Seller. This Agreement may not be terminated before the acceptance or rejection hereof by Seller in accordance with this Agreement, unless otherwise required by applicable state law.

2.          Delivery of Subscription Amount; Acceptance of Subscription; Delivery of Units. Subscriber understands and agrees that this subscription is made subject to the following terms and conditions:

(a)          Subscriber understands that separate subscription agreements will be executed with other Subscribers for up to 3,000,000 Units to be sold in the Offering;

(b)          The subscription for Units shall be deemed to be accepted only when this Agreement has been signed by an authorized officer of Seller; the deposit of the Subscription Amount for clearance will not be deemed an acceptance of this Agreement;

(c)          Seller shall have the right to allocate Units among subscribers in any manner it may desire, or to increase the maximum amount of Units in the Offering, in the event of an oversubscription;

(d)          The payment of the Subscription Amount will be returned promptly, without interest, if Subscriber’s subscription is rejected in whole or in part or if the Offering is withdrawn or canceled, which Seller may determine to do in its sole discretion;

(e)          Seller may, once subscriptions for a minimum of $100,300, or 590,000 shares, have been received, accept any subscriptions then in its receipt (each a “Closing”) until all 3,000,000 Units offered hereby are sold;

(f)          Certificates representing the shares of Stock and the Warrants purchased will be issued in the name of each Subscriber within 14 days of each Closing;

(g)          The representations and warranties of Seller and Subscriber set forth herein shall be true and correct as of the date that Seller accepts this subscription, and Subscriber agrees to furnish Seller such other information as Seller may reasonably request in order to verify the accuracy of the information contained herein and to notify Seller immediately of any material change in the information provided herein that occurs prior to Seller’s acceptance of this Agreement; and

(h)          Contemporaneously with the execution and delivery of this Agreement, Subscriber shall execute and deliver the Certificate of Accredited Investor Status, and shall submit payment in the form of a check made payable to ImmuDyne, Inc. or wire to Seller, to hold in a non-interest bearing account, immediately available funds in the amount equal to the Offering Price multiplied by the number of Units for which Subscriber has subscribed (the “Subscription Amount”) in accordance with the Subscription Instructions attached to this Agreement.

3.          Terms of Subscription. The subscription period will begin on December 1, 2008 and will continue until December 23, 2010, unless extended by Seller in its sole discretion. Except as required by law, Subscriber is not entitled to cancel, terminate or revoke this Agreement or any related agreements of Subscriber hereunder. This Agreement and such other agreements shall survive the death or disability of Subscriber and shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns. If Subscriber is more than one person, the obligations of Subscriber hereunder shall be joint and several, and the agreements, representations, warranties and acknowledgments herein contained shall be deemed to be made by and be binding upon each such person. If Subscriber is not a United States citizen, Subscriber hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Units or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Units, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Units.

4.          Representations and Warranties of Subscriber. Subscriber hereby represents and warrants to Seller and each other person who is, or in the future becomes, a shareholder of Seller as follows:

(a)          Subscriber is acquiring the Units for its own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act and applicable state securities laws;

(b)          Subscriber understands that (i) the Units (A) have not been registered under the Securities Act or any state securities laws, (B) will be issued in reliance upon an exemption from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) and/or Regulation D thereof, and (C) will be issued in reliance upon exemptions from the registration and prospectus delivery requirements of state securities laws which relate to private offerings, and (ii) Subscriber must therefore bear the economic risk of such investment indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt therefrom under Rule 144 of the Securities Act. Subscriber further understands that such exemptions depend upon, among other things, the bona fide nature of the investment intent of Subscriber expressed herein.

(c)          Seller has made available to Subscriber, and Subscriber has reviewed to the extent it deemed necessary, all information regarding the business and financial condition of Seller, its expected plans for future business activities, the status of its litigation, and the merits and risks of an investment in the Units, considered necessary or appropriate by it in order to make an informed investment decision regarding a purchase of the Units, including the following: its Articles of Incorporation and Bylaws, its tax returns for the last three calendar years, the description of its products and operations on the website of Seller at www.immudyne.com and in the Opportunity Summary prepared by Venture 2, and its trading information and capitalization at www.otcmarkets.com, call letters IMMD (collectively, the “Disclosure Materials”), and Subscriber has had the opportunity to request and/or discuss with representatives of Seller any other information deemed necessary or appropriate by Subscriber in order to make an informed investment decision regarding the purchase of the Units at the Offering Price. Subscriber acknowledges that all documents, records or books of Seller have been made available for inspection by Subscriber or Subscriber’s attorney, accountant or other representative or agent; that Subscriber or Subscriber’s attorney, accountant or other representative or agent has for a reasonable amount of time had an opportunity to ask questions of and receive answers from Seller concerning its proposed business and prospects; and that all of such questions have been answered to the full satisfaction of Subscriber.

(d)          Subscriber has knowledge, skill and experience in financial, business and investment matters relating to an investment of this type and is capable of evaluating the merits and risks of such investment and protecting its interest in connection with the acquisition of the Units. To the extent deemed necessary by Subscriber, Subscriber has retained, at its own expense, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of purchasing and owning the Units and their suitability for Subscriber. Subscriber has the ability to bear the economic risks of its investment in Seller, including a complete loss of the investment, and has no need for liquidity in such investment. Subscriber understands that the acquisition of the Units is a speculative investment that involves substantial risks and that Subscriber could lose its entire investment in the Units. Subscriber has carefully read and considered particularly the following risks peculiar to Seller, which list does not purport to be complete:

(i)          The Offering Price is not necessarily based on recent trading prices or any asset or earnings valuation per share of Seller’s Stock on the Warrant, but has been determined by the Board of Directors of Seller to represent the fair market value of a Unit.

(ii)         Seller may issue additional shares of Stock at prices that management deems appropriate but may be less than the Offering Price per Unit paid by Subscribers. In addition, Seller may create and issue additional classes of capital stock with rights, priorities and liquidation premiums different or greater than those held by Subscribers. The issuance of additional shares of Stock may dilute the ownership interest of Subscribers in Seller.

(iii)        The business of Seller is dependent on the services of Mr. Mark McLaughlin, its President, and Chief Executive Officer, and Sven Rohmann, M.D., PhD, its Chief Medical Officer, each of whom possesses significant expertise and knowledge regarding the business of Seller. Seller does not have an employment agreement with either Mr. McLaughlin or Dr. Dr. Rohmann, nor does it carry key man life insurance on either of them. Any loss or interruption of the services of either of them could significantly reduce Seller’s ability to manage effectively its business, and an appropriate replacement may not be readily obtained should the need arise.

(iv)        There is only a limited public market for the Stock, so there can be no assurance that Subscriber will be able to sell or dispose of the shares of Stock, or shares into which the Warrants are converted, at any time. Subscriber must hold the shares for at least six months, and any public disposition thereafter must be made in compliance with Rule 144 under the Securities Act of 1933. Seller is under no obligation to make the provisions of Rule 144 available to Subscriber; therefore a Subscriber must be able to bear the economic risk of the investment for an indefinite period of time.

(v)         Although Seller recently completed successfully a major trial regarding the ownership of patents, the defendant has filed a notice of appeal. In addition, there can be no assurance that new litigation will not arise on related patent issues. Certain litigation involving Seller’s patents is still pending, although Seller had been advised by counsel that the outcome should have an immaterial effect on its business.

(vi)        Many other companies offering nutritional supplements and skin car products are larger and have greater resources than Seller. These competitors are better able to withstand industry downturns, compete on the basis of price, market their products to a broader base and develop new products and technologies, all of which could affect our revenue and profitability.

(vii)       Seller’s products are currently regulated by the Dietary Supplement Health and Education Act of 1994 which requires certain labeling but does not require FDA approval processes as for drugs. If regulations are extended to cover Seller’s products, the costs associated with marketing Seller’s products will increase.

(e)          In making this investment decision, Subscriber is relying solely on the Disclosure Materials and investigations made by it and its representatives. The offer to purchase the Units was communicated to Subscriber in such a manner that it was able to ask questions of and receive answers from the management of Seller concerning the terms and conditions of the proposed transaction, and at no time was Subscriber presented with or solicited by or through any advertisement, article, leaflet, public promotional meeting, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or meeting or any other form of general or public advertising or solicitation.

(f)          Subscriber acknowledges that it has been advised that the Units offered hereby have not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the accuracy or adequacy of any representations by Seller. The Units have not been recommended or endorsed by any federal or state securities commission or regulatory authority, nor have such authorities confirmed the accuracy or determined the adequacy of any representation.

(g)          Subscriber acknowledges and is aware that there has never been any representation, guarantee or warranty made by Seller or any officer, director, employee, agent or representative of Seller, expressly or by implication, as to (i) the approximate or exact length of time that Subscriber will be required to remain a shareholder of Seller; (ii) the percentage of gain or loss to be realized, if any, as a result of this investment; (iii) when or if the price per share of Stock will make conversion of the Warrants economically feasible; or (iv) that the past performance or experience on the part of Seller, or any future expectations, will in any way indicate the predictable results of the ownership of Units or of the overall financial performance of Seller;

(h)          Subscriber represents and warrants that it is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, and Subscriber has executed the Certificate of Accredited Investor Status, attached hereto as Exhibit A.

(i)          Subscriber’s subscription and payment for, and its continued beneficial ownership of the Units, will not violate any applicable securities or other law, nor result in the breach of or constitute a default under any agreement, instrument, law or court decree to which Subscriber is a party or by which it is bound.

(j)          If Subscriber is a natural person, Subscriber has reached the age of majority in the state in which Subscriber resides, maintains his or her domicile at the address shown on the signature page hereof, and the funds provided for acquiring the Units are either separate property or community property over which Subscriber has the right of control or are otherwise funds as to which it has the sole right of management.

(k)          If this Agreement is executed and delivered on behalf of a partnership, corporation, trust, estate or other entity (an “Entity”): (i) such Entity has the full legal right and power and all authority and approval required to execute and deliver, or authorize execution and delivery of, this Agreement and all other instruments executed and delivered by or on behalf of such Entity in connection with the purchase of the Units and to purchase and hold such Units, (ii) the signature of the party signing on behalf of such Entity is binding upon such Entity; and (iii) such Entity has not been formed for the specific purpose of acquiring such Units, unless each beneficial owner of such entity is qualified as an accredited investor within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act and has submitted information substantiating such individual qualification.

(l)          If Subscriber is a retirement plan or is investing on behalf of a retirement plan, Subscriber acknowledges that investment in the Stock poses additional risks including the inability to use losses generated by an investment in the Stock to offset taxable income.

5.          Representations and Warranties of Seller. Seller hereby represents and warrants to Subscriber as follows:

(a)          Seller is duly incorporated, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business as a foreign corporation in all jurisdictions in which the failure to be so qualified would materially and adversely affect the business or financial condition, properties or operations of Seller.

(b)          Seller has duly authorized the issuance and sale of the Units in accordance with the terms of this Agreement by all requisite corporate action, and the execution, delivery and performance of any other agreements and instruments executed in connection herewith. This Agreement constitutes a valid and legally binding obligation of Seller, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities laws.

(c)          The proceeds from the Offering will be used by Seller for general working capital purposes including marketing and expenses of litigation to protect its intellectual property.

(d)          The Disclosure Materials do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

6.          Confidentiality. Subscriber understands, acknowledges and agrees with Seller that certain of the information disclosed to Subscriber in connection with this investment decision may be confidential and non-public and agrees that all such information shall be kept in confidence by Subscriber and neither used for its personal benefit (other than in connection with this subscription) nor disclosed to any third party for any reason; provided, however, that this confidentiality obligation shall not apply to any such information that (i) is part of the public knowledge or literature, (ii) becomes part of the public knowledge or literature (except as a result of a breach of this provision) or (iii) is received from third parties (except third parties who disclose such information in violation of any confidentiality agreements or obligations, including, without limitation, any subscription agreement entered into with Seller). In addition, Subscriber may disclose any information as may be required by law or applicable legal process; provided, however, to the extent permitted by law or applicable legal process, Subscriber shall provide Seller at least five business days prior written notice before making any such disclosure.

7.          Stock and Warrant Certificates. Subscriber acknowledges that it may not, directly or indirectly, assign, transfer, offer, sell, pledge, hypothecate, grant an option to purchase, make any short sale or otherwise dispose of or hedge all or any part of either the Stock or the Warrants (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of all or any part thereof) except in accordance with the registration provisions of the Securities Act or an exemption from such registration provisions, and any applicable state or other securities laws. As a result, the certificates representing the shares of Stock and the Warrants acquired by Subscriber shall bear a restrictive legend substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND STATE SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE BOTH REASONABLY SATISFACTORY TO THE COMPANY, HAS BEEN DELIVERED TO THE COMPANY STATING THAT THE SECURITIES MAY BE TRANSFERRED WITHOUT SUCH REGISTRATION.”

8.          Survival; Indemnification. All representations, warranties and covenants contained in this Agreement and the indemnification contained in this Section 8 shall survive (i) the acceptance of this Agreement by Seller, (ii) changes in the transactions, documents and instruments described herein which are not material or which are to the benefit of Subscriber, and (iii) the death or disability of Subscriber. Subscriber acknowledges the meaning and legal consequences of the representations, warranties and covenants in Section 4 hereof and that Seller has relied upon such representations, warranties and covenants in determining Subscriber’s qualification and suitability to purchase the Units. Subscriber hereby agrees to indemnify, defend and hold harmless Seller, its officers, directors, employees, agents and controlling persons, from and against any and all losses, claims, damages, liabilities, expenses (including attorneys’ fees and disbursements), judgments or amounts paid in settlement of actions arising out of or resulting from the untruth of any representation of Subscriber herein or the breach of any warranty or covenant herein by Subscriber. Notwithstanding the foregoing, however, no representation, warranty, covenant or acknowledgment made herein by Subscriber shall in any manner be deemed to constitute a waiver of any rights granted to it under the Securities Act or state securities laws.

9.          Notices. All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered by facsimile transmission, confirmed in writing, by overnight delivery service, or three business days after the posting thereof by first class mail, postage prepaid, to the appropriate party at its address set forth on the signature page hereof or at such other address as any party shall have specified by notice in writing to the others.

10.         Amendment. This Agreement may not be modified, waived or terminated except by an instrument in writing signed by the party against whom enforcement of such modification, waiver or termination is sought.

11.         Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and assigns, and the agreements, representations, warranties and acknowledgments contained herein shall be deemed to be made by and be binding upon such heirs, executors, administrators, successors, legal representatives and assigns.

12.         Entire Agreement. This Agreement, including the Exhibits hereto, constitutes the entire agreement of Subscriber and Seller relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written.

13.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof that would require the application of the laws of any jurisdiction other than Delaware. In addition, the laws of the State of Delaware shall apply to any claims brought by any parties hereto which relate to the Offering, whether or not such claim is based on contract law. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the courts of the State of Delaware or of the United States of America for the District of Delaware and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.

14.         Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement. A facsimile copy of this executed Agreement shall be treated as an original.

15.         Gender. All personal pronouns used in this Agreement shall be deemed to include the masculine, feminine and neuter genders.

16.         Placement Agent. Certain of the Units have been offered by Seller through one or more placement agents, each of whom will be paid a commission by Seller on the subscriptions for Units placed by such agent. The placement agents are not authorized to negotiate for or represent the Seller in the Offering, but have served only to bring together Seller and Subscriber in this transaction.

IN WITNESS WHEREOF, Subscriber has executed this Subscription Agreement as of ____________, 201_.

______________________________________________

Signature

Print Name:     __________________________________

Title if Entity: __________________________________

Address:         __________________________________

______________________________________________

Social Security or Tax ID No.: _____________________

Subscription Amount @ $0.17 per Unit: $____________

Number of shares of Stock: _______________________

Number of Warrants @ 50% coverage: ______________

Seller hereby accepts the foregoing subscription subject to the terms and conditions hereof as of ______________, 201_.

IMMUDYNE, INC.

By:
Name:
Title:

Exhibit A

CERTIFICATE OF ACCREDITED INVESTOR STATUS

Except as may be indicated by the undersigned below, the undersigned is an “accredited investor,” as that term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The undersigned has checked the box below indicating the basis on which he, she or it is representing his, her or its status as an “accredited investor”:

☐	a bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended; an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐	a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

☐	an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	a natural person whose individual net worth, or joint net worth with the undersigned’s spouse, at the time of this purchase exceeds $1,000,000;

☐	a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with the undersigned’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐	a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of the prospective investment;

☐	an entity in which all of the equity holders are “accredited investors” by virtue of their meeting one or more of the above standards; or

☐	an individual who is a director or executive officer of ImmuDyne, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Accredited Investor Status effective as of the __ day of ___________, 201_.

Signature

Print Name:

Title if Entity:

Exhibit B

WARRANT

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND STATE SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE BOTH REASONABLY SATISFACTORY TO THE COMPANY, HAS BEEN DELIVERED TO THE COMPANY STATING THAT THE SECURITIES MAY BE TRANSFERRED WITHOUT SUCH REGISTRATION. IN ADDITION, THIS WARRANT MAY NOT BE TRANSFERRED WITHOUT THE PRIOR CONSENT OF THE COMPANY.

VOID AFTER 5:00 P.M., NEW YORK TIME, ON THE EXPIRATION DATE, AS DEFINED HEREIN, OR IF NOT A BUSINESS DAY, AS DEFINED HEREIN, AT 5:00 P.M., NEW YORK TIME, ON THE NEXT FOLLOWING BUSINESS DAY.

WARRANT TO PURCHASE

SHARES OF COMMON STOCK

OF

IMMUDYNE, INC.

This certifies that, for good and valuable consideration, ________________________ and its assigns (collectively, the “Warrantholder”), are entitled to purchase from ImmuDyne, Inc., a corporation incorporated under the laws of the State of Delaware (the “Company”), subject to the terms and conditions hereof, at any time on or after 5:00 p.m., New York time, on _________________ (the “Commencement Date), and before 5:00 p.m., New York time on such day that is three (3) years after the Commencement Date (the “Expiration Date), _________ shares of Common stock, $.01 par value (“Common Stock”), of the Company (the “Warrant Shares”), subject to adjustment as provided herein, at a price of $0.40 per share (the “Exercise Price”) subject to adjustment as provided herein (together with all other warrants issued on the date hereof and all other warrants that may be issued in its or their places, the “Warrant”). If the Expiration Date falls on a Saturday, Sunday or other day on which banks in the State of New York are authorized by law to remain closed, then the Expiration Date shall be the next succeeding day on which banks in the State of New York are not authorized by law to remain closed (a “Business Day”).

ARTICLE 1

DURATION AND EXERCISE OF WARRANT

1.1          Duration of Warrant. The Warrantholder may exercise this Warrant at any time and from time to time after 5:00 p.m., New York time, on the Commencement Date, and before 5:00 p.m., New York time, on the Expiration Date. If this Warrant is not exercised on the Expiration Date, it shall become void, and all rights hereunder shall thereupon cease.

1.2          Exercise of Warrant.

(a)          Warrantholder may exercise this Warrant, in whole only, by presentation and surrender of this Warrant to the Company at its corporate office at 50 Spring Meadow Road, Mt. Kisco, New York 10549 or at the office of its stock transfer agent, Computershare Stock, 250 Royall Street, Canton, MA 02021 with the Subscription Form annexed hereto duly executed and accompanied by payment of the full Exercise Price for the Warrant Shares so exercised.

(b)          Upon receipt of this Warrant with the Subscription Form fully executed and accompanied by payment of the Exercise Price for the Warrant Shares, the Company shall cause to be issued one or more certificates for the Warrant Shares (adjusted to reflect the effect of the provisions contained in Article 2 hereof, if any, and as provided in Section 1.4 hereof) in such denominations as are requested for delivery to the Warrantholder, and the Company shall thereupon deliver such certificates to the Warrantholder.

The Warrantholder shall not be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise until the certificates representing such shares of Common Stock shall be actually delivered to the Warrantholder. The Company may require the Warrantholder to make such representations, and may place such legends on certificates representing the Warrant Shares, as may be reasonably required in the opinion of counsel to the Company to permit the Warrant Shares to be issued without registration.

(c)          The Company shall pay any and all stock transfer and similar taxes which may be payable in respect of the issuance of the Warrant Shares.

1.3          Reservation of Shares. The Company hereby agrees that at all times there shall be reserved for issuance and delivery upon exercise of this Warrant such number of shares of Common Stock or other shares of capital stock of the Company from time to time issuable upon exercise of this Warrant. All such shares shall be duly authorized, and when issued upon such exercise, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale (except as contemplated by Section 1.2 (b)) and free and clear of all preemptive rights.

1.4          Fractional Shares. The Company shall not be required to issue any fraction of a share of its capital stock in connection with the exercise of this Warrant, and in any case where the Warrantholder would, except for the provisions of this Section 1.4, be entitled under the terms of this Warrant to receive a fraction of a share upon the exercise of this Warrant, the Company shall, upon the exercise of this Warrant, pay to the Warrantholder an amount in cash equal to the fair market value of such fractional share as of the exercise date, which shall be (i) if the Common Stock is listed on a national securities exchange or automated quotation system, the closing sale or bid price for the Common Stock on the trading day preceding the day upon which the Warrant is exercised, or (ii) if the stock is not so listed, the value as determined by the Board of Directors of the Company.

ARTICLE 2

ADJUSTMENT OF SHARES OF COMMON STOCK

PURCHASABLE AND OF EXERCISE PRICE

The Exercise Price and the number and kind of Warrant Shares shall be subject to adjustment from time to time upon the happening of certain events as provided in this Article 2.

2.1          Adjustments.

(a)          If at any time prior to the exercise of this Warrant, the Company shall fix a record date for the issuance or making of a distribution to all holders of the Common Stock (including any such distribution to be made in connection with a consolidation or merger in which the Company is to be the continuing corporation) of evidences of indebtedness, any other securities of the Company or any cash property or other assets (excluding a standard combination, reclassification or recapitalization), the Exercise Price shall be appropriately adjusted in favor of the Warrantholder.

(b)          If at any time prior to the exercise of this Warrant, the Company shall make a distribution to all holders of the Common Stock of stock of a subsidiary or securities convertible into or exercisable for such stock then in lieu of an adjustment in the Exercise Price or the number of Warrant Shares purchasable upon the exercise of this Warrant, each Warrantholder, upon the exercise hereof at any time after such distribution, shall be entitled to receive from the Company, such subsidiary or both, as the Company shall determine, the stock or other securities to which such Warrantholder would have been entitled if such Warrantholder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in this Article 2, and the Company shall reserve, for the life of the Warrant, such securities of such subsidiary or other corporation; provided, however, that no adjustment in respect of dividends or interest on such stock or other securities shall be made during the term of this Warrant or upon its exercise.

(c)          Whenever the Exercise Price payable upon exercise of each Warrant is adjusted pursuant to one or more of paragraphs (a) and (b) of this Section 2.1, the Warrant Shares shall simultaneously be appropriately adjusted in favor of the Warrantholder.

(d)          If at any time the Company’s Board of Directors votes to split or reverse split the Common Stock of the Company, then the number of Warrants and the exercise price shall be adjusted appropriately, to reflect such stock split or reverse split.

2.2          Form of Warrant After Adjustments. The form of this Warrant need not be changed because of any adjustments in the Exercise Price or the number or kind of the Warrant Shares, and Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in this Warrant, as initially issued.

ARTICLE 3

OTHER PROVISIONS RELATING TO RIGHTS OF WARRANTHOLDER

3.1          No Rights as Shareholders; Notice to Warrantholders. Nothing contained in this Warrant shall be construed as conferring upon the Warrantholder or its transferees the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Company or of any other matter, or any rights whatsoever as shareholders of the Company. The Company shall give notice to the Warrantholder by registered mail if at any time prior to the expiration or exercise of the Warrant, any of the following events shall occur:

(a)          The Company shall authorize the payment of any dividend payable in any securities upon shares of Common Stock or authorize the making of any distribution (other than a cash dividend) to all holders of Common Stock;

(b)          The Company shall authorize the issuance to all holders of Common Stock of any additional shares of Common Stock or Common Stock equivalents or of rights, options or warrants to subscribe for or purchase Common Stock or Common Stock equivalents or of any other subscription rights, options or warrants;

(c)          A dissolution, liquidation or winding up of the Company shall be proposed; or

(d)          A capital reorganization or reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock and other than a change in the par value of the Common Stock) or any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or change of Common Stock outstanding) or in the case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety. Such giving of notice shall be initiated (i) at least 20 Business Days prior to the date fixed as a record date or effective date or the date of closing of the Company’s stock transfer books for the determination of the shareholders entitled to such dividend, distribution or subscription rights, or for the determination of the shareholders entitled to vote on such proposed merger, consolidation, sale, conveyance, dissolution, liquidation or winding up. Such notice shall specify such record date or the date of closing the stock transfer books, as the case may be. Failure to provide such notice shall not affect the validity of any action taken in connection with such dividend, distribution or subscription rights, or proposed merger, consolidation, sale, conveyance, dissolution, liquidation or winding up.

3.2          Lost, Stolen, Mutilated or Destroyed Warrants. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may in its discretion impose (which shall, in case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as, and in substitution for, this Warrant.

ARTICLE 4

SPLIT-UP, COMBINATION

EXCHANGE AND TRANSFER OF WARRANTS

4.1          Split-Up, Combination and Exchange of Warrants. This Warrant may be split up, combined or exchanged for another Warrant or Warrants containing the same terms to purchase a like aggregate number of Warrant Shares. If the Warrantholder desires to split up, combine or exchange this Warrant, it shall make such request in writing delivered to the Company and shall surrender to the Company this Warrant and any other Warrants to be so split-up, combined or exchanged. Upon any such surrender for a split-up, combination or exchange, the Company shall execute and deliver to the person entitled thereto a Warrant or Warrants, as the case may be, as so requested. The Company shall not be required to effect any split-up, combination or exchange which will result in the issuance of a Warrant entitling the Warrantholder to purchase upon exercise a fraction of a share of Common Stock or a fractional Warrant. The Company may require such Warrantholder to pay a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any split-up, combination or exchange of Warrants.

4.2          Restrictions on Transfer; Restrictive Legends. This Warrant may not be assigned or transferred without the prior written consent of the Company, which consent will not be unreasonably withheld and compliance with other requirements of applicable law, including compliance with applicable federal and state securities laws.

Except as otherwise permitted by this section 4.2, each Warrant and each stock certificate for Warrant Shares and each stock certificate issued upon the direct or indirect transfer thereof shall be stamped or otherwise imprinted with a legend in substantially the following appropriate form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND STATE SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE BOTH REASONABLY SATISFACTORY TO THE COMPANY, HAS BEEN DELIVERED TO THE COMPANY STATING THAT THE SECURITIES MAY BE TRANSFERRED WITHOUT SUCH REGISTRATION.

Notwithstanding the foregoing, the Warrantholder may require the Company to issue a stock certificate for Warrant Shares without a legend if such Warrant Shares have been sold pursuant to Rule 144 under the Securities Act of 1933 or the Company has received an opinion of counsel reasonably satisfactory to the Company that such registration is not required with respect to such Warrant Shares.

ARTICLE 5

OTHER MATTERS

5.1           Binding Effect; Benefits. This Warrant shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Warrantholders. Nothing in this Warrant is intended or shall be construed to confer upon any person, other than the Company and the Warrantholders, any right, remedy or claim under or by reason of this Warrant or any part hereof.

5.2           Integration/Entire Agreement. This Warrant is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Warrant supersedes all prior agreements and understandings between the parties with respect to such subject matter.

5.3           Amendments and Waivers. The provisions of this Warrant, including the provisions of this sentence, may not be amended, modified or supplemented, and waiver or consents to departures from the provisions hereof may not be given without the written consent of the Warrantholder and the Company.

5.4           Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware.

5.5           Attorneys’ Fees. In any action or proceeding brought to enforce any provisions of this Warrant, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees and disbursements in addition to its costs and expenses and any other available remedy.

5.6           Notice. Any notices or certificates by the Company to the Warrantholder and by the Warrantholder to the Company shall be deemed delivered if in writing and delivered in person, by facsimile transmission, email or by registered mail (return receipt requested). Notices to the Warrantholder should be addressed to it at the address designated by it in the records of the Company, or, if the Warrantholder has designated, by notice in writing to the Company, any other address, to such other address. Notices to the Company should be addressed to it at: 50 Spring Meadow Road, Mt. Kisco, New York 10549, Attn: Mr. Mark McLaughlin, fax 914-244-8576 or if the Company has designated, by notice in writing to the Warrantholder, any other address, to such other address.

IN WITNESS WHEREOF, this Warrant has been duly executed by the Company effective the ____ day of ___________, 201_.

IMMUDYNE, INC.

By:
Name:
Title:

ATTEST:

Name:
Title:	Secretary

ASSIGNMENT

(To be executed only upon assignment of Warrant)

For value received, _____________________, hereby sells, assigns and transfers unto ____________________________, the within Warrant, together with all rights, title and interest therein, and does hereby irrevocably constitute and appoint ________________________, attorney, to transfer said Warrant on the books of the within-named Company with respect to the number of Warrant Shares set forth below, with full power of substitution in the premises:

Name(s) of
Assignee(s)	Address	No. of Warrant Shares

And if said number of Warrant Shares shall not be all the Warrant Shares represented by the Warrant, a new Warrant is to be issued in the name of said undersigned for the balance remaining of the Warrant Shares registered by said Warrant.

Dated: _______________	Signature:

Note: The above signature should correspond exactly
with the name on the face of this Warrant.

SUBSCRIPTION FORM

(To be executed upon exercise of Warrant)

IMMUDYNE, INC.:

The undersigned hereby irrevocably elects to exercise the right of purchaser represented by the within Warrant, to purchase Warrant Shares and herewith tenders payment of the Exercise Price in full for ___________________________ of the Warrant Shares in the form of cash or a certified or official bank check to the order of ImmuDyne, Inc. in the amount of $__________________________ in accordance with the terms of this Warrant.

Please issue a certificate or certificates for such Common Stock in the name of, and pay any cash for fractional share to:

Name: __________________________________

________________________________________

________________________________________

________________________________________

(Print Name, Address and Social Security No.)

Signature: _________________________________________

Note:    The above signature should correspond exactly with the name on the first page of this Warrant Certificate or with the name of the assignee appearing in the assignment form.